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                                                                   Exhibit 9(kk)
                      TRANSFER AGENCY AGREEMENT SUPPLEMENT
                     (Boston Partners Micro Cap Value Fund)
                              (Institutional Class)

          This supplemental agreement is entered into this 1st day of July, 1998 by and between THE RBB FUND, INC. (the "Company") and PFPC Inc., a Delaware corporation (the "Transfer Agent"), which is an indirect, wholly-owned subsidiary of PNC Bank Corp.

          The Company is a corporation organized under the laws of the State of Maryland and is an open-end management investment company. The Company and the Transfer Agent have entered into a Transfer Agency Agreement, dated as of November 5, 1991 (as from time to time amended and supplemented, the "Transfer Agency Agreement"), pursuant to which the Transfer Agent has undertaken to act as transfer agent, registrar and dividend disbursing agent for the Company with respect to the Shares of the Company, as more fully set forth therein. Certain capitalized terms used without definition in this Transfer Agency Agreement Supplement have the meaning specified in the Transfer Agency Agreement.

          The Fund agrees with the Transfer Agent as follows:

          1.   Adoption of Transfer Agency Agreement. The Transfer Agency
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Agreement is hereby adopted for the Boston Partners Micro Cap Value Fund (the
"Fund") Institutional Class of Common Stock (Class DDD) of the Fund.

          2.   Compensation. As compensation for the services rendered by
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the Transfer Agent during the term of the Transfer Agency Agreement, the Fund will pay to the Transfer Agent, with respect to such Class of the Fund, monthly fees that shall be agreed to from time to time by the Company and the Transfer Agent, for each account open at any time during the month for which payment is being made, plus certain of the Transfer Agent's expenses relating to such services.

          3.   Counterparts. This Agreement may be executed in two or more
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counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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          IN WITNESS WHEREOF, the undersigned have entered into this Agreement, intending to be legally bound hereby, as of the date and year first above written.

    THE RBB FUND, INC.                              PFPC INC.

By: /s/Edward J. Roach                  By: /s/Robert J. Perlswig
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    Name: Edward J. Roach                   Name: Robert J. Perlswig
    Title: President and Treasurer          Title: Executive Vice President